EXHIBIT 99.2

Zurich, 15 March 2010

Report of independent auditor on the consolidated financial statements

We have audited the accompanying consolidated financial statements of Bluehill ID AG, which comprise the consolidated statement of financial position as of 31 December 2009 and 2008, and the related consolidated income statement, cash flow statement, statement of changes in equity, statement of comprehensive income and notes thereto, for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements, referred to above, present fairly, in all material respects, the consolidated financial position of Bluehill ID AG as of 31 December 2009 and 2008, and of the consolidated results of their operations and their cash flows for each of the two years in the period ended 31 December 2009, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Ernst & Young Ltd

/s/ Louis Siegrist	/s/ Pramit Mehta
Louis Siegrist	Pramit Mehta
Swiss certified accountant	Certified Public Accountant

Bluehill ID AG

Consolidated Statement of Financial Position

As at 31 December 2009 and 2008

		31 December 2009	31 December 2008
	Notes	EUR	Restated* EUR
Assets
Non-current assets
Property, plant and equipment	10	€2,983,626	€1,577,136
Intangible assets	11	8,847,045	6,676,129
Non-current investments in listed equity instruments and loans	12	2,712,412	3,405,472
Deferred tax assets	8	—	81,331

		14,543,083	11,740,068

Current assets
Inventories		1,032,070	1,481,463
Trade and other receivables	12	2,353,372	1,929,889
Other assets	19	99,625	161,129
Cash and short-term deposits	12	2,981,540	7,725,298

		6,466,607	11,297,779

Total assets		€21,009,690	€23,037,847

Equity and liabilities
Equity attributable to equity holders of the parent
Issued Capital		€19,875,162	€16,418,986
Own shares		(98,614)	—
Share premium		1,799,954	1,192,352
Other components of equity		(44,219)	(74,102)
Currency translation reserve		(64,067)	(108,545)
Accumulated losses		(8,734,211)	(238,411)

		12,734,005	17,190,280
Equity attributable to minority interest
Minority interest		(7,821)	1,315
		(7,821)	1,315

Total equity		12,726,184	17,191,595

Non-current liabilities
Obligations under finance lease contracts	12, 22	635,239	1,112,923
Pension liability	12, 18.1	139,606	179,851
Interest-bearing loans and borrowings	12	718,946	—
Other financial liabilities	12	171,380	—
Deferred tax liability	8	730,867	157,184

		2,396,038	1,449,958

Current liabilities
Trade and other payables	12, 20	2,591,462	1,469,465
Interest-bearing loans and borrowings	12	382,166	299,172
Other current financial liabilities	12	1,317,132	1,639,781
Other liabilities	19	900,832	658,405
Provisions	18	311,098	263,698
Current tax payables		384,778	65,773

		5,887,468	4,396,294

Total liabilities		€8,283,506	€5,846,252

Total equity and liabilities		€21,009,690	€23,037,847

*	Certain amounts shown here do not correspond to the 2008 financial statements and reflect adjustments made as detailed in Note 2.3 and 5.

See accompanying Notes to Audited Consolidated Financial Statements of Bluehill ID.

Bluehill ID AG

Consolidated Income Statement

For the Years Ended 31 December 2009 and 2008

	Notes	2009	2008
		EUR	Restated * EUR
Operations
Sale of goods		€12,977,725	€5,034,484
Revenues from services and other		3,415,403	892,057

Revenue		16,393,127	5,926,541

Cost of sales		(9,274,674)	(3,326,011)

Gross profit		7,118,453	2,600,530

Other income	7.1	139,621	726,584
Administrative expenses		(3,921,443)	(2,246,910)
Expenses due to share based payments		(536,005)	(450,990)
Expenses from termination agreement	7.5	(3,277,700)	—
Depreciation and amortisation	7.4, 10, 11	(690,384)	(231,541)
Salaries, wages and social expenses		(5,530,463)	(1,122,566)
Gains on operating investments		—
Distribution costs		(1,197,647)	(217,763)
Other expenses		(241,893)	(31,335)

Operating profit		(8,137,461)	(973,991)

Finance costs	7.2	(1,175,618)	(2,137,607)
Finance income	7.3	1,156,719	3,512,467

Profit/(loss) before tax (EBT)		(8,156,360)	400,869

Income tax benefit/(expense)		(369,362)	14,042

Profit/(loss) for the year		€(8,525,722)	€414,911

Attributable to:
Equity holders of Bluehill ID AG		(8,495,800)	414,911
Minority interests		(29,921)	—

Earnings per share	9
Basic earnings per share		€(0.30)	€0.02

Diluted earnings per share		€(0.30)	€0.02

Weighted average number of shares outstanding during the period (undiluted)		28,469,248	18,107,589
Weighted average number of shares outstanding during the period (diluted)		28,469,248	19,065,105

*	Certain amounts shown here do not correspond to the 2008 financial statements and reflect adjustments made as detailed in Note 2.3 and 5.

See accompanying Notes to Audited Consolidated Financial Statements of Bluehill ID.

Bluehill ID AG

Consolidated Statement of Changes in Equity

For the Years Ended 31 December 2009 and 2008

								Equity attributable to shareholders of Bluehill ID AG
	Issued capital	Share premium	Currency translation reserve	Accumulated losses	Other components of equity		Own shares		Minority interests	Total equity
					Other reserve	Pension reserve
	EUR	EUR	EUR	EUR	EUR	EUR	EUR	EUR	EUR	EUR
Balance at 1 January 2008	€6,362,755	€272,393	€—	€(653,322)	€—	€—	€—	€5,981,826	€—	€5,981,826
Total comprehensive income/(loss) for the period, restated*	—	—	(108,545)	414,911	—	(74,102)	—	232,264	—	232,264
Issue of new shares	10,056,231	952,165	—	—	—	—	—	11,008,396	—	11,008,396
Transaction costs	—	(517,002)	—	—	—	—	—	(517,002)	—	(517,002)
Tax effect on transaction costs	—	33,806	—	—	—	—	—	33,806	—	33,806
Share-based payment	—	450,990	—	—	—	—	—	450,990	—	450,990
Minority interest arising on business combination	—	—	—	—	—	—	—	—	1,315	1,315

Balance at 31 December 2008 Restated*	16,418,986	1,192,352	(108,545)	(238,411)	—	(74,102)	—	17,190,280	1,315	17,191,548
Total comprehensive income/(loss) for the period	—	—	44,478	(8,495,800)	—	15,989	—	(8,435,334)	(29,921)	(8,465,255)
Issue of new shares	3,456,176	85,443	—	—	—	—	—	3,541,619	—	3,541,619
Own shares	—	—	—	—	—	—	(98,614)	(98,614)	—	(98,614)
Transaction cost	—	(13,846)	—	—	—	—	—	(13,846)	—	(13,846)
Changes on other capital reserves	—		—	—	13,894	—	—	13,894	—	13,894
Share-based payment	—	536,005	—	—	—	—	—	536,005	—	536,005
Minority interest arising on business combination	—	—	—	—	—	—	—	—	20,785	20,785

Balance at 31 December 2009	€19,875,162	€1,799,954	€(64,067)	€(8,734,211)	€13,894	€(58,113)	€(98,614)	€12,734,005	€(7,821)	€12,726,184

*	Certain amounts shown here do not correspond to the 2008 financial statements and reflect adjustments made as detailed in Note 2.3 and 5.

See accompanying Notes to Audited Consolidated Financial Statements of Bluehill ID.

Bluehill ID AG

Consolidated Statement of Comprehensive Income

For the Year Ended 31 December 2009 and 2008

	2009	2008
	EUR	EUR
Profit (loss) for the year	€(8,525,722)	€414,911
Other comprehensive income
Actuarial loss on pension obligation	19,921	(88,744)
Income tax income on actuarial losses	(3,932)	14,642
Exchange differences on translation for foreign operations	44,478	(108,545)

Total other comprehensive income / (loss) for the year, net of tax	60,467	(182,647)

Total comprehensive income / (loss) for the year, net of tax	(8,465,255)	232,264

Attributable to:
Equity holders of Bluehill ID AG	(8,435,334)	232,264
Minority interests	(29,921)	—

	€(8,465,255)	€232,264

*	Certain amounts shown here do not correspond to the 2008 financial statements and reflect adjustments made as detailed in Note 2.3 and 5.

See accompanying Notes to Audited Consolidated Financial Statements of Bluehill ID.

Bluehill ID AG

Consolidated Cash Flow Statement

For the Years Ended 31 December 2009 and 2008

		2009	2008 (restated)*
	Notes	EUR	EUR
Operating activities
Profit / (loss) after tax		€(8,525,722)	€414,911
Adjustment to reconcile profit after tax to net cash flows from operating acitvities
Non-cash
Excess of aquirer’s interest in the fair value of net assets over costs	7.1	—	(684,450)
Change in financial instruments	12	99,632	(850,450)
Depreciation and amortisation	10, 11	690,384	231,541
Interest income on loans and receivables	7.3	(63,090)	(205,785)
Interest on debts and borrowings and due to lease contracts	7.2	148,549	133,380
Change in deferred tax assets	8	81,331	11,802
Change in deferred tax liabilities	8	232,323	(116,420)
Share-based payments expense	17	536,005	450,990
Decrease in inventories	14	537,605	17,920
Increase in trade and other receivables	15	(83,210)	(1,488,079)
Other non-cash payments		3,016,308	—
Decrease in other assets	19	61,504	—
Increase in current tax liabilities		319,005	—
Decrease in finance lease contracts	12	(477,684)	—
Decrease in trade and other payables	12, 20	(916,396)	—
Increase in other liabilities	19	893,017	1,667,662

Net cash flows from operating activities		(3,450,440)	(416,978)

Investing activities
Purchase of intangible assets	11	(475,965)	(29,063)
Sales of intangible assets	11	—	118,960
Purchase of tangible assets	10	(637,372)	(87,634)
Purchase of financial instruments[1]		(1,684,077)	(8,231,232)
Proceeds from sale of financial instruments[2]		1,527,385	7,448,474
Interest received		63,090	162,335
Loans given		—	(2,523,162)
Repayments of loans given		572,831	1,356,100
Acquisition of subsidiaries, net of cash acquired	5, 12	(551,313)	(905,023)

Net cash flow used in investing activities		(1,185,421)	(2,690,257)

Financing activities
Proceeds from issuing new shares	17	85,443	4,939,191
Capital raising fee to management company, commissions and tax	17	(13,846)	(517,002)
Interest paid		(148,549)	(34,593)

Net cash flow provided by financing activities		(76,952)	4,387,596

Net change in cash and cash equivalents		(4,712,813)	1,280,362
Net foreign exchange difference		(30,945)	11,697

Cash and cash equivalents at 1 January	16	7,725,298	6,433,239

Cash and cash equivalents at 31 December	16	€2,981,540	€7,725,298

*	Certain amounts shown here do not correspond to the 2008 financial statements and reflect adjustments made as detailed in Note 2.3 and 5.
1	The purchases of financial instruments includes cash, which was paid for equity instruments that are not subsidiaries.
2	Proceeds from sale of financial instruments includes cash, which resulted from the sale of equity instruments that are not subsidiaries.

See accompanying Notes to Audited Consolidated Financial Statements of Bluehill ID.

Notes to the Consolidated Financial Statements

Bluehill ID AG

1. Corporate information

Bluehill ID AG (“Bluehill ID”, “Company”, or the “Group”) is a limited company, incorporated and domiciled in Switzerland whose shares are publicly traded at the Open Market of the Frankfurt Stock exchange. The registered office is located at Dufourstrasse 121, St. Gallen, Switzerland.

Bluehill ID companies design, manufacture and sell Radio Frequency Identification (“RFID”) products and components and other electronic components, and supply cards such as loyalty cards. Such products and components include RFID inlays sold to convertors for use in ticketing and label manufacture, RFID and Near Field Communication (“NFC”) readers sold to customers that have applications requiring the reading of RFID cards and documents, and the supply of customer loyalty cards. Products such as RFID and NFC readers incorporate software and firmware, developed by Group companies, and such software and firmware form an integral part of the reader.

2.1 Basis of preparation

The consolidated financial statements have been prepared on a historical cost basis, except for financial instruments at fair value through profit or loss, that have been measured at fair value. The consolidated financial statements are presented in Euros and all values are rounded except when otherwise indicated.

Statement of compliance

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Basis of consolidation

The consolidated financial statements comprise the financial statements of Bluehill ID AG and its subsidiaries as at 31 December 2009. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Group obtains control, and continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies.

All intra-group balances, income and expenses and unrealised gains and losses resulting from intra-group transactions are eliminated in full.

2.2 Changes in accounting policy and disclosures

The accounting policies adopted are consistent with those of the previous financial year, except for the following new and amended IFRS and IFRIC interpretations which were adopted as of 1 January 2009:

•	IFRS 2 share-based payment: Vesting Conditions and Cancellation effective 1 January 2009

•	IFRS 7 Financial Instruments: Disclosures effective 1 January 2009

•	IFRS 8 Operating Segments effective 1 January 2009

•	IAS 1 Presentation of Financial Statements effective 1 January 2009

•	IFRIC 13 Customer Loyalty Programmes

•	IFRIC 16 Hedges of a Net Investment in a Foreign Operation

•	IAS 23 Borrowing Costs

•	IAS 32 Financial Instruments: Presentation and IAS 1 Puttable Financial Instruments and Obligations Arising on Liquidation

•	IFRS 1 and IAS 27 Amendments

The revised IAS 1, the new IFRS 8 and amended IFRS 7 are presentation and disclosure related only. IAS 1 (revised) separates owner and non-owner changes in equity. The statement of changes in consolidated equity includes only details of transactions with owners, with non-owner changes in equity presented as a single line. In addition, the standard introduced a consolidated statement of comprehensive earnings and Bluehill elected to present all items of recognised income and expense in two statements.

The Company has not presented three statements of financial position in these financial statements because it has not applied an accounting policy retrospectively, the Company made a retrospective restatement of items in its financial statements and reclassified items in its financial statements that affected the statement of financial position, however none of the restatements or reclassifications impacted the statement of financial position at the beginning of the earliest comparative period.

2.3 Restatement and reclassifications

The Company has made certain changes to its comparative consolidated financial statement for the year ended 31 December 2008 to reflect the following accounting changes:

	References	2008 as reported	Adjustments due to correction of errors	Adjustments due to finalisation purchase price allocation	Reclassifications to match current year presentation	2008 restated
Intangible assets	1(a), 5	7,083,142	(470,694)	63,681	—	6,676,129
Deferred tax assets		98,061	(93,014)*	76,284 *	—	81,331
Trade and other receivables	1(b), 2	2,829,321	(902,470)	3,038	—	1,929,889
Other assets	1(a)	71,038	—	90,091	—	161,129

Share premium	1(a)	1,521,645	(329,293)	—	—	1,192,352
Other components of equity	2	—	—	(74,102)	—	(74,102)
Accumulated losses		(182,758)	—	(55,653)	—	(238,411)
		—	—	—	—	0
Minority interest	2	(10,239)	—	11,554	—	1,315
Pension liability	2	—	—	179,851	—	179,851

Deferred tax liability		224,084	(93,014)	26,114	—	157,184
Trade and other payables	1(b), 2	2,234,848	(902,470)	137,087	—	1,469,465
Interest-bearing loans and borrowings	3	699,172	—	—	(400,000)	299,172
Other current financial liabilities	2, 3	1,376,150	(136,369)	—	400,000	1,639,781
Other liabilities	1(c)	—	658,405	—	—	658,405
Deferred revenues	1(c)	658,405	(658,405)	—	—	—
Sale of goods	3	5,884,850	—	—	(850,366)	5,034,484
Revenues from services and other	3	41,691	—	—	850,366	892,057
Other income	2	741,813	—	(15,229)	—	726,584
Administrative expenses	3	(2,915,663)	—	—	668,753	(2,246,910)
Expenses due to share based payments	3	—	—	—	(450,990)	(450,990)
Depreciation and amortisation	2	(181,176)	—	(50,364)	—	(231,541)
Distribution costs	3	—	—	—	(217763)	(217,763)
Income tax expense	2	3,698	—	10,344	—	14,042
Profit for the year		470,564	—	(55,249)	—	414,911

*	Amounts refer to the tax impact of the accounting change

1. Correction of errors

These restatements were principally relating to certain errors that were discovered in the current year but relating to the year ended 31 December 2008. Following is a description of these errors:

(a)	Errors in determining cost of acquisitions in 2008

Management determined that the fair value of its own shares that were issued as consideration for the acquisitions completed in 2008 was incorrectly calculated that resulted in an overstatement of the consideration issued and a corresponding effect on the goodwill. Correcting this overvaluation resulted in our recording a reduction in the fair value of shares issued by €470,264.

Management determined that the consideration issued (cash and own shares issued) for the acquisition of Bluehill Microtech GmbH, incorrectly included certain costs incurred by the acquired company. Correcting this error resulted in a reversal of cash consideration issued of €321,564 and fair value of shares issued of €323,502.

Management determined that the cost associated with the acquisition of Syscan International incurred in 2009 of €82,737 were incorrectly included in the cost of acquisitions completed in 2008. The acquisition of Syscan International was effective as of 31 January 2009. Correcting this error resulted in a reversal from the 2008 cost of acquisitions of the above mentioned amount.

Management determined that the provisional purchase price allocation for 2008 relating to the acquisition of Bluehill Microtech GmbH, incorrectly included financial instruments of €685,066, representing intercompany investment of Bluehill Microtech GmbH. Correcting this error resulted in a reclassification within the net assets acquired from Bluehill Microtech GmbH and did not have an effect on goodwill arising from this acquisition or the total value of net assets acquired.

The aggregate impact of the above corrections of €1,198,067, has been offset by a corresponding reduction in the value of net assets acquired, including goodwill. The impact of these corrections on the 2008 disclosures, as earlier reported and as restated, have been described in Note 5 to the consolidated financial statements. Correcting this error did not have any impact on the consolidated income statement, cash flows or statement of changes in equity for the year ended 31 December 2008.

(b)	Gross presentation of VAT payables and receivable

Management determined that VAT payables and VAT receivables aggregating €902,470 were incorrectly presented on a gross basis despite having a right to offset such positions relating to the same jurisdictions. Correcting this error resulted in a reduction of Trade and other payables and Trade and other receivables of the same amount. The impact of these corrections on the 2008 disclosures, as earlier reported and as restated, have been described in Note 15 and Note 20 to the consolidated financial statements. Correcting this error did not have any impact on the consolidated income statement, cash flows or statement of changes in equity for the year ended 31 December 2008.

(c)	Presentation of Other liabilities

Management determined that as of 31 December 2008, an amount of €658,405 was incorrectly shown under the caption deferred revenue. This amount represented Other liabilities for expenses at Bluehill ID and hence should have been included under the caption accrued liabilities in the consolidated financial statements. Correcting this error resulted in the reclassification of €658,405 from deferred revenue to Other liabilities. The impact of the correction on the 2008 disclosures, as earlier reported and as restated, has been described in Note 19 to the consolidated financial statements. Correcting this error did not have any impact on the consolidated income statement, cash flow statement or statement of changes in equity for the year ended 31 December 2008.

2. Finalisation of the purchase price allocation process for acquisitions completed in 2008 for which the purchase price was only provisionally completed prior to issuance of the prior year financial statements

The net assets of the companies acquired in 2008 and recognised in the 31 December 2008 consolidated financial statements were based on a provisional assessment of fair values as the Group had not completed the purchase price allocation process in accordance with IFRS 3, on the date of issuance of the financial statements. As a result of completing the purchase price allocation, the Company determined that the fair value of total assets increased by €81,101, total liabilities acquired increased by €197,042, including the effect of recognising a pension liability due to a defined benefit plan offered by one of companies acquired in 2008, and the minority interest increased €11,554. This resulted in an increase in goodwill of €112,265 and excess of acquirer’s interest in the fair value of net assets by €15,229. It also resulted in an additional increase to Pension liabilities and Other comprehensive income of €74,102 (net of taxes of €14,642) for the change in the pension obligation between the acquisition date and year end. The details have been disclosed in Note 5 to the consolidated financial statements.

3. Reclassifications

Certain reclassifications have been made to the prior period to conform to the current presentation.

2.4 Summary of significant accounting policies

Business combinations and goodwill

Business combinations are accounted for using the purchase method. The cost of an acquisition is measured at fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at fair values at the date of acquisition, irrespective of the extent of any minority interest.

Goodwill is initially measured at cost being the excess of the cost of the business combination over the Group’s share in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognised directly in the income statement.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash generating units (“CGU”) that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Where goodwill forms part of a CGU and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the CGU retained.

Foreign currency translation

The Group’s consolidated financial statements are presented in euros, which is the Group’s functional currency. That is the currency of the primary economic environment in which Bluehill ID AG operates. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange ruling at the balance sheet date. All differences are taken to the income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

The assets and liabilities of foreign operations are translated into euros at the rate of exchange prevailing at the balance sheet date and their income statements in general are translated at exchange rates prevailing at the date of the transactions. If the exchange rates for the translation of the income statement are not directly attributable to the transaction, the Group has used the average exchange rate during the period. The exchange differences arising on the translation are taken directly to a separate component of equity.

Revenue recognition

The Group’s revenues arise from products that are manufactured, packaged, delivered and invoiced against specific customer orders. The risks and rewards are transferred to the customer at the time of delivery and invoicing and revenue is recognised at that time. Revenue is recognised to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. Revenue is measured at the fair value of the consideration received, excluding discounts, rebates, and sales taxes or duty. The following specific recognition criteria must also be met before revenue is recognised:

Sale of goods

Revenue from the sale of goods is recognised when the significant risks and rewards of ownership of the goods have passed to the buyer, usually on delivery of the goods.

Interest income

Interest income is recognised as interest accrues (using the effective interest method). Interest income is included in finance income in the income statement.

Taxes

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the balance sheet date.

Current income tax relating to items recognised directly in equity is recognised in equity and not in the income statement.

Deferred income tax

Deferred income tax is provided using the liability method on temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognised for all taxable temporary differences, except:

•

where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised except:

•

where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised. Unrecognised deferred income tax assets are reassessed at each balance sheet date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date. Deferred income tax relating to items recognised directly in equity is recognised in equity and not in the income statement. Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Pensions and other post employment benefits

The Group operates two defined benefit pension plans, both of which for companies located in Switzerland and require contributions to be made to separately administered funds. The cost of providing benefits under the defined benefit plans is determined separately for each plan using the projected unit credit method. Actuarial gains and losses are recognised directly in Other comprehensive income.

The past service costs are recognised as an expense on a straight line basis over the average period until the benefits become vested. If the benefits have already vested, immediately following the introduction of, or changes to, a pension plan, past service costs are recognised immediately.

The defined benefit asset or liability comprises the present value of the defined benefit obligation (using a discount rate based on high quality corporate bonds), less past service costs and less the fair value of plan assets out of which the obligations are to be settled. Plan assets are assets that are held by a long-term employee benefit fund. Plan assets are not available to the creditors of the Group, nor can they be paid directly to the Group. The fair value is based on the cash surrender value of the insurance contract underlying the plan. The value of any defined benefit asset recognised is restricted to the sum of any past service costs not yet recognised and the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan.

Share-based payment transactions

The share-based payments of Bluehill ID AG to BH Capital Management AG (formerly Bluehill Capital Management AG) are compensations with equity instruments. In return, the reporting company receives consulting services for its different operational fields. This includes preparing acquisitions and sales of investments and securities, the structured search for target companies suited for an investment and the examination of a company’s investment suitability. Furthermore, services concerning the preparation and realisation of negotiations with the target companies, the administration of share ownership, the supervision of the portfolio businesses and general administrative tasks are provided. A further fundamental element is the organisation of capital increases of Bluehill ID AG.

3,914,790 call options for 3,914,790 shares of Bluehill ID AG were originally issued to service providers as compensation. The strike price was 1 CHF per option. The period of exercising is five years. An early exercise of the option is possible anytime (American Options). No options have been exercised as of 31 December 2009.

Because the fair value of the received services cannot be reliably determined, the fair value of the granted equity instrument is used as a reference. The options are not directly tied to the length of service so the received services are entered at full value with an according change in equity. The fair value of the granted stock options at the time of provision is determined by using a binominal model according to Cox-Ross-Rubinstein.

Financial assets

Initial recognition

Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss and loans and receivables. The Group determines the classification of its financial assets at initial recognition. Financial assets are recognised initially at fair value plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs.

Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way purchases) are recognised on the trade date, i.e., the date that the Group commits to purchase or sell the asset. Refer to Note 12 for the Group’s financial assets.

Subsequent measurement

The subsequent measurement of financial assets depends on their classification as follows:

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss includes financial assets held for trading and financial assets designated upon initial recognition at fair value through profit or loss. Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term. Financial assets at fair value through profit and loss are carried in the balance sheet at fair value with gains or losses recognised in the income statement.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such financial assets are carried at amortised cost using the effective interest rate method. Gains and losses are recognised in the consolidated income statement when the loans and receivables are derecognised or impaired, as well as through the amortisation process.

Financial liabilities

Initial recognition

Financial liabilities within the scope of IAS 39 are classified as loans and borrowings. Financial liabilities are recognised initially at fair value and in the case of loans and borrowings, plus directly attributable transaction costs. Refer to Note 12 for the Group’s financial liabilities.

Subsequent measurement

After initial recognition, interest bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate method. Gains and losses are recognised in the income statement when the liabilities are derecognised as well as through the amortisation process.

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount reported in the consolidated balance sheet if, and only if, there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the assets and settle the liabilities simultaneously.

Fair value of financial instruments

The fair value of financial instruments that are actively traded in organised financial markets is determined by reference to quoted market bid prices at the close of business on the balance sheet date. For financial instruments where there is no active market, fair value is determined using valuation techniques. Such techniques may include using recent arm’s length market transactions; reference to the current fair value of another instrument that is substantially the same; discounted cash flow analysis or other valuation models.

Amortised cost of financial instruments

Amortised cost is computed using the effective interest method less any allowance for impairment and principal repayment or reduction. The calculation takes into account any premium or discount on acquisition and includes transaction costs and fees that are an integral part of the effective interest rate.

Impairment of financial assets

The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred ‘loss event’) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in economic conditions that correlate with defaults.

Loans and receivables

For loans and receivables carried at amortised cost, the Group first assesses individually whether objective evidence of impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. Loans together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realised or has been transferred to the Group. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognised, the previously recognised impairment loss is increased or reduced by adjusting the allowance account. If a future write-off is later recovered, the recovery is recognised in the income statement.

Derecognition of financial instruments

Financial assets

A financial asset is derecognised when:

•	the rights to receive cash flows from the asset have expired; or

•

the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either

•	the Group has transferred substantially all the risks and rewards of the asset, or

•	the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a passthrough arrangement, and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, a new asset is recognised to the extent of the Group’s continuing involvement in the asset.

Financial liabilities

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the income statement.

Plant and equipment

Plant and equipment is stated at cost, net of accumulated depreciation and/or accumulated impairment losses, if any. Such cost includes the cost of replacing part of the plant and equipment if the recognition criteria are met. Likewise, when a major overhaul is performed, its cost is recognised in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognised in the income statement as incurred. The present value of the expected cost for the decommissioning of the asset after its use is included in the cost of the respective asset if the recognition criteria for a provision are met.

Depreciation is calculated on a straight-line basis over the useful life of the asset as follows:

•	Plant and equipment 5 to 7 years

•	Other equipment and tools 3 to 6 years

Plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement in the year the asset is derecognised.

The assets residual values, useful lives and methods of depreciation are reviewed at each financial year end, and adjusted prospectively if appropriate.

Leases

The determination of whether an arrangement is, or contains a lease is based on the substance of the arrangement at inception date: whether fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset.

Group as a lessee

Finance leases, which transfer to the Group substantially all the risks and benefits incidental to ownership of the leased item, are capitalised at the commencement of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognised in the income statement. Leased assets are depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

Operating lease payments are recognised as an expense in the income statement on a straight line basis over the lease term.

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses. Internally generated intangible assets, excluding capitalised development costs, are not capitalised and expenditure is reflected in the income statement in the year in which the expenditure is incurred.

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life is reviewed at least at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortisation period or method, as appropriate, and are treated as changes in accounting estimates.

Intangible assets with indefinite useful lives are not amortised, but are tested for impairment annually. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the income statement when the asset is derecognised.

Research and development costs

Research costs are expensed as incurred. Development expenditure on an individual project is recognised as an intangible asset when the Group can demonstrate:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	its intention to complete and its ability to use or sell the asset;

•	how the asset will generate future economic benefits;

•	the availability of resources to complete the asset; and

•	the ability to measure reliably the expenditure during development.

Following initial recognition of the development expenditure as an asset, the cost model is applied requiring the asset to be carried at cost less any accumulated amortisation and accumulated impairment losses. Amortisation of the asset begins when development is complete and the asset is available for use. It is amortised over the period of expected future benefit. During the period of development, the asset is tested for impairment annually.

The estimated useful life for currently capitalised development costs is up to 10 years.

Patents

The patents have been granted for a period of 10 years by the relevant government agency with the option of renewal at the end of this period.

Customer lists

Customer lists arising from acquisitions made have been valued at fair value. The Group estimates a useful live of five to ten years.

A summary of the policies applied to the Group’s intangible assets is as follows:

	Patents	Development Costs	Customer lists

Useful lives	Finite	Finite	Finite

Amortisation method used	Amortised on a straight line basis over the period of the patent	Amortised over the period of expected future sales from the related project on a straight line basis	Amortised over the period of expected future sales from the customer list on a straight line basis

Internally generated or acquired	Acquired	Acquired and internally generated	Acquired

Inventories

Inventories are valued at the lower of cost and net realisable value. Costs incurred in bringing each product to its present location and condition are accounted for as follows:

Raw materials	—	purchase cost on a first in, first out basis
Finished goods and work in progress	—	cost of direct materials and labour and a proportion of manufacturing overheads based on normal operating capacity but excluding borrowing costs

Net realisable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

Impairment of non-financial assets

The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or CGU fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the Group estimates the asset’s or cash-generating unit’s recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the income statement.

The following criteria are also applied in assessing impairment of specific assets:

Goodwill

Goodwill is tested for impairment annually and when circumstances indicate that the carrying value may be impaired. Impairment is determined for goodwill by assessing the recoverable amount of each cash-generating unit to which the goodwill relates. Where the recoverable amount of the cash-generating unit is less than their carrying amount an impairment loss is recognised. Impairment losses relating to goodwill cannot be reversed in future periods.

Cash and short-term deposits

Cash and short-term deposits in the balance sheet comprise cash at banks and on hand and short-term deposits with an original maturity of three months or less. For the purpose of the consolidated cash flow statement, cash and cash equivalents consist of cash and short-term deposits as defined above, net of outstanding bank overdrafts.

Provisions

General

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is presented in the income statement net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

3. Significant accounting judgements, estimates and assumptions

The preparation of the Group’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

Estimates and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Impairment of Non-financial Assets

The Group’s impairment test for goodwill and intangible assets with indefinite useful lives is based on value in use calculations that use a discounted cash flow model. The cash flows are derived from the budget and forecasts for the next three years and do not include restructuring activities that the Group is not yet committed to or significant future investments that will enhance the asset base of the cash generating unit being tested. The recoverable amount is most sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash-inflows and the growth rate used for extrapolation purposes.

Share-based Payments

The Group measures the cost of equity-settled transactions with Bluehill Capital Management AG by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant of equity instruments, which is dependent on the terms and conditions of the grant. This also requires determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield and making assumptions about them.

Deferred Tax Assets

Deferred tax assets are recognised for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgment is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits together with future tax planning strategies. The Group has cumulative tax loss carryforwards amounting to €10,197,686 (2008: €684,303). These losses relate to subsidiaries that have a history of losses, expire between 5 to 7 years and may not be used to offset taxable income elsewhere in the Group.

Fair Value of Financial Instruments

Where the fair value of financial assets and financial liabilities recorded in the balance sheet cannot be derived from active markets, they are determined using valuation techniques including the discounted cash flows model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments.

Development Costs

Development costs are capitalised in accordance with the accounting policy in Note 2.4. Initial capitalisation of costs is based on management’s judgment that technological and economical feasibility is confirmed, usually when a product development project has reached a defined milestone according to an established project management model. In determining the amounts to be capitalised management makes assumptions regarding the expected future cash generation of the project, discount rates to be applied and the expected period of benefits. At 31 December 2009, the carrying amount of capitalised development costs was €195,072 (2008: €61,181).

This amount includes significant investments in the development of software and other products for RFID. Because of the innovative nature of the product, there is some uncertainty as to whether the development will be successfully completed.

Pension benefits

The cost of defined benefit pension plans and the present value of the pension obligation are determined using actuarial valuations. An actuarial valuation involves making various assumptions. These include the determination of the discount rate, future salary increases, mortality rates and future pension increases. Due to the complexity of the valuation, the underlying assumptions and its long term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date.

In determining the appropriate assumptions, management contracted external actuaries. In general, the interest rate of high quality corporate bonds in the respective currency is taken as discount rate. The mortality rate is based on publicly available mortality tables for Switzerland. Future salary increases and pension increases are based on expected future inflation rates for Switzerland.

4. Standards, Amendments and Interpretations that are not yet Effective in 2009 and have not been Early Adopted by the Group

Standard / Interpretation	Title	Effective for annual periods commencing on or after
IFRIC 14	Amendment – Prepayment of Minimum Funding Requirement	1 January 2011
IFRIC 17	Distribution of Non-cash Assets to Owners	1 July 2009
IFRIC 18	Transfer of Assets from Customers	1 July 2009
IFRIC 19	Extinguishing Liabilities with Equity Instruments	1 July 2010
IFRS 2	Amended – Group Cash-settled Share-based Payment Transactions	1 January 2010
IFRS 3	Amended – Business Combinations	1 July 2009
IFRS 9	Financial Instruments	1 January 2013
IAS 24	Amended – Related Party Transactions	1 January 2011
IAS 27	Amended – Consolidated and Separate Financial Statements	1 July 2009
IAS 32	Amendment – Classification of Rights Issues	1 February 2010
IAS 39	Amendment – Eligible Hedged Items	1 July 2009
IFRIC 9/IAS 39	Amendments – Embedded Derivatives	30 June 2009
IFRSs	Improvements to IFRSs	1 January 2010

None of these standards or interpretations have been early adopted and therefore do not have an impact on the financial statements of Bluehill ID. The Group is still evaluating the effect of the adoption of IFRS 3 and IAS 27 in 2010.

5. Business combinations and acquisition of minority interests Acquisitions in 2009

Acquisition of Syscan International, Fastcards and Yoonison

Syscan International

As of January 31, 2009, Bluehill ID completed a number of transactions that led to the acquisition of the assets of the former Syscan International. The assets in Montreal, Quebec were acquired by a newly created wholly owned subsidiary named 4446691 Canada Inc., that was later renamed Syscan ID. Syscan ID is a unique animal ID and supply chain solution provider that delivers integrated tracking systems to improve business efficiency through Radio Frequency Identification.

Fastcards

As part of the acquisition of the assets of former Syscan International, the Company also acquired 100% of the shares of Fastcards Pty Ltd. Fastcards is an identification technology company focusing on personalisation, programming and issuance of ID credentials based in Brisbane, Australia. Fastcards offers a range of services from online express ID cards delivery to customised ID management solutions. The products focus on secure credential management for corporations, governments and events.

Yoonison

As of January 1, 2009, Bluehill ID acquired 100% of the voting rights of Yoonison B.V in the Netherlands. Yoonison specialises in identification and payment management solutions with a focus on the Dutch and German markets. The Company pioneered the Mybility™ system, offering solutions for managing identification and transport payment subsidies for disabled and elderly people in the Netherlands and has been a pioneer in promoting Near Field Communication solutions for vending applications.

The detailed information about the cost of the above mentioned business combinations is reported as follows:

Cost	2009
Cash	343,860
Fair value of shares issued	49,487
Costs associated with the acquisition	287,241
Earnout	310,000
Total	990,588
Cash outflow on acquisition
Net cash acquired with the subsidiary	79,788
Cash paid	631,101
Net cash outflow	(551,313)

The number of shares issued for acquisition purposes during 2009 amounted to 74,400.

The Company made certain acquisitions during the year which consisted of both cash and share based consideration. The Company has applied IFRS 3.27 in determining the fair value of the shares delivered as part of the acquisition. Because the Company’s shares were thinly traded during the period, management determined that the quoted market price was not representative of the fair value of the shares. The calculated fair value of shares delivered as part of the business combination was €49,487, which was €43,513 lower than the stated market value based on published prices.

The fair value of the identifiable assets and liabilities of all acquired companies as at the date of acquisition were:

Fair value recognised on acquisition in EUR
Intangible assets	26,286
Customer lists	854,890
Trademarks and brands	765,284
Property, plants and equipment	1,205,415
Financial instruments	—
Deferred tax assets	—
Inventories	88,211
Trade receivables	340,273
Other assets	—
Cash and cash equivalents	79,788
Total assets	3,360,147
Provisions	106,667
Trade payables and liabilities	2,218,936
Deferred tax liabilities	341,360
Total liabilities	2,666,963
Net asset	693,184
Total net assets acquired	693,184
Goodwill arising on acquisition	297,404
Total consideration	990,588

Total consideration and net assets acquired include €175,090 of loans that the Company had given to the acquirees prior to the acquisition and which were effectively settled as part of the acquisition.

Goodwill is principally related to synergies and other intangible assets not qualifying for separate recognition. Such synergies result principally from production and sale of RFID components and collaborative research and development.

Disclosures of the carrying amounts of each class of the acquiree’s assets and liabilities, determined in accordance with IFRS, immediately before the combination are impracticable to calculate. The acquired companies are unlisted small and medium-sized companies, which are not able to deliver the information required to perform the calculations in accordance with IFRS.

The Group’s loss for the year of €8,525,722 includes profit from the acquired companies of €21,732. IFRS revenue and profit figures for the acquisitions prior to acquisition are not available and are therefore not reported.

The customer lists and trademarks are intangible assets that are part of the acquisition. The customer lists have useful lives of five to ten years depending on the retention rate for core customers. Customer lists are assessed for impairment whenever there is an indicator of impairment. Trademarks have indefinite useful lives and are tested for impairment annually. No impairment has been recorded for either the customer lists or the trademarks as of 31 December 2009.

Acquisitions in 2008

The net assets recognised in the 31 December 2008 financial statements were based on a provisional assessment of fair value. The results of this valuation had not been received at the date the 2008 financial statements were approved for issue by management.

Acquisition of ACiG AG, Arygon AG, Tagstar GmbH, Multicard AG, ACiG Technology Ltd., Scolis Ltd., Bluehill Microtech GmbH

On 31 December 2008, the Group acquired 100% of the voting shares of ACiG AG, an unlisted company based in Germany specialising in the distribution and supply chain management of RFID products and components. On 31 December 2008, the Group acquired 91% of the voting shares of Arygon AG, an unlisted company based in Germany specialising in the development, production and sale of RFID and NFC readers and components. On 30 June 2008, the Group acquired 100% of the shares of Tagstar GmbH, an unlisted company based in Germany specialising in the design, development and production of smart inlays for RFID applications. On 30 June 2008, the Group acquired 100% of the voting shares of Multicard AG, an unlisted company based in Switzerland specialising in the supply of card management services and provision of turnkey solutions for secure identification programs. On 30 September 2008, the Group acquired 100% of the voting shares of ACiG Technology Ltda., an unlisted company based in Brazil specialising in the distribution of electronic components. On 31 December 2008, the Group acquired 100% of the voting shares of Scolis Ltd., an unlisted company based in India and Singapore specialising in the development of RFID and NFC readers and software. On 30 June 2008, the Group acquired 100% of the voting shares of Bluehill Microtech GmbH, an unlisted company based in Germany.

Cost	2008 provisional	Correction of errors (see Note 2.3)	2008 (restated)
Cash	2,009,589	(321,564)	1,688,025
Fair value of shares issued	4,789,955	(793,766)	3,996,189
Costs associated with the acquisition	282,524	(82,737)	199,787

Total	7,082,068	(1,198,067)	5,884,001

Cash outflow on acquisition
Net cash acquired with the subsidiary	767,812	(35,023)	732,789
Cash paid*	2,144,214	(506,402)	1,637,812
Net cash outflow	(1,376,402)	(471,379)	(905,023)

*	Of the total cash paid in 2008, €250,000 is deferred consideration

The number of shares issued during 2008 for acquisitions made amounted to 6,290,897.

The price determination for acquiring subsidiaries was done by first determining a cash price for the acquisition, and second, determining how much of the payable amount would be covered by cash and how much by Bluehill ID shares. The value that Bluehill ID and the selling party have negotiated for Bluehill ID shares is the value that is displayed in the table above, which therefore is considered as the fair value.

The Company made certain acquisitions during the year which consisted of both cash and share based consideration. The Company has applied IFRS 3.27 in determining the fair value of the shares delivered as part of the acquisition. Because the Company’s shares were thinly traded during the period, management determined that the quoted market price was not representative of the fair value of the shares. The calculated fair value of shares delivered as part of the business combination was € 3,996,189, which was € 3,819,104 lower than the stated market value based on published prices.

The fair value of the identifiable assets and liabilities of all acquired companies as at the date of acquisition were:

	2008 Provisional			2008 (restated)
	Fair value recognised on acquisition	Fair value adjustments (see Note 2.3)	Correction of errors (see Note 2.3)	Fair value recognised on acquisition
Intangible assets	247,075	(76,960)	—	170,115
Customer list	859,055	(112,367)	—	746,688
Trademarks and brands	—	191,107	—	191,107
Property, plants and equipment	1,665,488	—	—	1,665,488
Financial Instruments	685,066	—	(685,066)	—
Deferred tax assets	16,849	76,284	—	93,133
Inventories	1,499,383	—	(7,284)	1,492,099
Trade receivables	1,987,818	3,038	—	1,990,856
Other assets	97,798	—	—	97,798
Cash and cash equivalents	767,812	—	(35,023)	732,789

Total assets	7,826,344	81,101	(727,373)	7,180,073

Provisions	531,761	91,107	—	622,868
Trade payables and liabilities	5,372,667	54,837	—	5,427,504
Deferred tax liabilities	222,506	51,098	—	273,604

Total liabilities	6,126,934	197,042	—	6,323,976

Net asset	1,699,410	(115,940)	(727,373)	856,097
Minority interests of negative equity	10,239	(11,554)	—	(1,315)

Total net assets acquired	1,709,649	(127,494)	(727,373)	854,782

Goodwill arising on acquisition	6,072,098	112,265	(470,694)	5,713,669
Excess of acquirer’s interest in the fair value of net assets	(699,679)	15,229	—	(684,450)

Total consideration	7,082,068	—	(1,198,067)	5,884,001

Total consideration and net assets acquired include €160,000 of loans that the Company had given to the acquirees prior to the acquisitions and which were effectively settled as part of the acquisitions.

Goodwill is principally related to synergies and other intangible assets not qualifying for separate recognition. Such synergies result principally from production and sale of RFID components and collaborative research and development.

Disclosures of the carrying amounts of each class of the acquiree’s assets and liabilities, determined in accordance with IFRS, immediately before the combination are impracticable to calculate. The acquired companies are unlisted small and medium-sized companies, which were not able to deliver the information required to perform the calculation in accordance with IFRS.

As of 31 December 2009, it is deemed probable that an earn-out of €100,000 will become effective, relating to the acquisitions in 2008. In 2008, no amounts were expected to be paid. The net effect on goodwill is €100,000. Due to the outcome of various earn-outs not being finalised until 2010, it is possible that the goodwill could be further adjusted in the future.

The customer lists and trademarks are intangible assets that are part of the acquisition. The customer lists have useful lives of five to ten years depending on the retention rate for core customers. Customer lists are assessed for impairment whenever there is an indicator of impairment. Trademarks have indefinite useful lives and are tested for impairment annually. No impairment has been recorded for either the customer lists or the trademarks as of 31 December 2009.

6. Segment information

For management purposes, the Group is organised into two operating segments based upon their products and services:

1.	ID Integration and Services, including credential personalisation, fulfilment and issuance, together with ID systems management and engineering services. This segment also includes provision of online and mobile data capture systems for ePassport and other Government ID and corporate ID applications.

2.	RFID Technology Products including the design, development and sales of RFID inlays. Also included in this segment is the design, development and sales of RFID readers for a wide range of applications including physical and logical access, ticketing, payment government ID and industrial applications.

No operating segments have been aggregated to form the above segments. Management monitors the operating results of the business units separately for the purpose of making decisions about resources and performance assessment. Segment performance is evaluated on profit before interest and tax. The Group’s administrative costs are managed at the Group level and are not allocated to the operating segments.

Transfer pricing between operating segments are on an arm’s-length basis in a manner similar to transactions with third parties.

Operating Segments

The following table presents revenue and profit information regarding the Group’s operating segments for the years ended 31 December 2009 and 2008.

Year ended 31 Dec 2009	ID Integration and Services	RFID Technology Products	Intersegment transactions	Segment Consolidation	Eliminations with corporate headquarters	Group Consolidation
	€,000	€,000	€,000	€,000	€,000	€,000
Revenue	8,037	8,616	(230)	16,423	(30)	16,393
Cost of Goods Solds	(3,150)	(6,318)	230	(9,238)	(37)	(9,275)

Gross Profit on Sales	4,887	2,298	—	7,185	(67)	7,118

Overheads	(3,951)	(3,594)	—	(7,545)	(7,021)	(14,566)

Depreciation and amortisation	(459)	(226)*	—	(685)*	(5)	(690)*

Results Segment profit before interests and tax (EBIT)	477	(1,522)	—	(1,045)	(7,093)	(8,138)

*	Includes reversal of impairment for one production machine that was revalued at €133,000 in June 2009. Further details are included in Note 10.

Intersegment transactions refer to sale of goods from RFID technology products to the ID Integration and Services segment.

Eliminations with corporate headquarters includes the consolidation of costs of €7,021,000 related to management, accounting, and legal cost of the Group.

The following table presents segment assets and liabilities of the Group’s operating segments as at 31 December 2009:

Year ended 31 December 2009	ID Integration and Services	RFID Technology Products	Intersegment transactions	Segment Consolidation	Eliminations with corporate headquarters	Group Consolidation
	€,000	€,000	€,000	€,000	€,000	€,000
Segment assets	5,267	6,670	(4)	11,933	9,077	21,010

Segment liabilities	4,144	6,439	(4)	10,579	(2,295)	8,284

Eliminations with corporate headquarters includes the consolidation of all assets and liabilities of corporate headquarters. The total amount of €9,077,000 primarily relates to cash holdings of €2,982,000 and the remainder relates to intangible assets such as goodwill, customer lists and trademarks, after consolidation. The amount of €2,295,000 relates to the elimination of intercompany loans that the Group has granted to its operating segments.

The following table presents revenue and profit information regarding the Group’s operating segments for the year ended 31 December 2008.

Year ended 31 December 2008	ID Integration and Services	RFID Technology Products	Segment Consolidation	Eliminations with corporate headquarters	Group Consolidation
	€,000	€,000	€,000	€,000	€,000
Revenue	2,094	3,855	5,949	(22)	5,927
Cost of Goods Solds	(717)	(2,609)	(3,326)	—	(3,326)

Gross Profit on Sales	1,377	1,246	2,623	(22)	2,601

Overheads	(1,012)	(1,026)	(2,038)	(1,305)	(3,343)

Depreciation and amortisation	(120)	(112)	(232)	—	(232)

Results Segment profit before interests and tax (EBIT)	245	108	353	(1,327)	(974)

Eliminations with corporate headquarters include the consolidation of all cost from corporate headquarters which amounts to €1,305,000. These costs relate to management, accounting, and legal cost of the Group.

Year ended 31 December 2008	ID Integration and Services	RFID Technology Products	Segment Consolidation	Eliminations with corporate headquarters	Group Consolidation
	€,000	€,000	€,000	€,000	€,000
Segment assets	1,452	6,406	7,858	15,179	23,037
Segment liabilities	(1,142)	(4,654)	(5,796)	50	5,846

Eliminations with corporate headquarters includes the consolidation of all assets and liabilities of corporate headquarters. The total amount of €15,179,000 relates to cash holdings of €7,725,000. The remainder relates to intangible assets such as goodwill, customer lists and trademarks.

Information about geographical areas

The following table illustrates the Company’s revenue and non-current assets by geographical area.

Region	Revenue in €,000		Non-current assets in €,000
	2009	2008	2009	2008
	€,000	€,000	€,000	€,000
Switzerland	1,781	1,346	482	615
Germany	7,604	3,008	3,326	2,623
Netherlands	2,869	—	2,189	—
US	1,635	668	—	—
Canada	199	—	86	—
Brazil	1,608	904	97	102
Asia Pacific	697	—	501	—

Total	16,393	5,926	6,681	3,342

Non-current assets primarily relate to technical equipment, buildings and intangible assets such as customer lists and trademarks of operating segments.

7. Positions in the income statement

7.1 Other income

	2009	2008 (restated)
Excess of acquirer’s interest in the fair value of net assets, over cost	—	684,450
Income from reversal of provisions	139,621	—
Other income	—	42,134

Total other income	139,621	726,584

7.2 Finance cost

	2009	2008
Interest on debts and borrowings	105,950	133,380
Foreign currency translation	319,547	1,997,688
Interest paid due to lease contracts	42,599	—
Losses from financial instruments	5,344	—
Other finance costs	35,988	6539
Losses on financial instruments at fair value through profit or loss	666,190	—

Total interest expense	1,175,618	2,137,607

7.3 Finance income

	2009	2008
Interest income on loans and receivables	63,090	205,785
Foreign currency translation	457,692	2,456,232
Gains on financial instruments at fair value through profit or loss	635,937	850,450

Total finance income	1,156,719	3,512,467

7.4 Depreciation, amortisation and reversal of impairment

	2009	2008 (restated)
Plant and Equipment	569,046	175,988
Customer lists	246,654	50,364
Licences	7,435	5,189
Reversal of impairment of tangible assets	(132,751)	—

Total	690,384	231,541

7.5 Expenses from termination agreement

	2009	2008
Expenses from termination agreement	3,277,700	—

The expenses related to the termination of the management contract with BH Capital Management AG amount to €3,277,700 (2008: €0).

8. Income tax

The major components of income tax expense for the years ended 31 December 2009 and 2008 are:

Consolidated income statement

	2009	2008 (restated)
Current income tax:
Current income tax charge	93,224	40,691
Current and deferred income tax:
Relating to origination and reversal of temporary differences	276,138	(54,733)

Income tax expense (benefit) reported in the income statement	369,362	(14,042)

Consolidated statement of changes in equity

	2009	2008 (restated)
Deferred income tax related to items charged or credited directly to equity during the year
Unrealised gain / loss on pension liabilities	3,932	(14,642)

Decrease (increase) of tax assets reported in equity	3,932	(14,642)

A reconciliation between tax expense and the product of accounting profit multiplied by the Group’s domestic tax rate of 7.9% for the years ended 31 December 2009 and 2008 is as follows:

	2009	2008 (restated)
Profit / (loss) before income tax	(8,156,360)	400,869
At Group’s statutory income tax rate of 7.9%	(644,352)	31,668
Not recognised deferred tax assets on loss carry forward	1,192,758	80,212
Non deductable expenses of share-based payments	42,344	35,628
Effect of foreign exchange losses	(84)	(44,932)
Effect of different tax rates in	(213,317)	42,380
Germany	10,243	41,842
Switzerland	(23,782)	18,848
United States	(27,475)	(6,263)
Brazil	(166,720)	(12,047)
Australia	8,966	—
Canada	(12,948)	—
India	(9,627)	—
Netherlands	9,336	—
Singapore	(1,310)	—
Other non taxable income through profit or loss	—	(55,275)
Utilisation of previously unrecognised tax losses	—	(55,467)
Other	(7,986)	(48,256)
Income tax expense / (benefit) reported in the consolidated income statement	369,363	(14,042)

The options issued due to share-based payments with an amount of €536,005 (2008: €450,990) cause permanent differences (see Note 2 and 17). For that reason deferred taxes are not recognised on these amounts.

Deferred income tax

Deferred income tax at 31 December relates to the following:

	Consolidated Balance Sheet
	2009	2008
Deferred tax assets
Financial instruments	—	73,408
Leasing liabilities	171,813	261,224
Pension liabilities	25,739	30,870
Other issues	7,648	17,270
Losses available for offset against future taxable income	164,785	—

Total deferred tax assets	369,985	382,772

Deferred tax liabilities
Financial instruments	(158,486)	—
Leasing liabilities	(216,503)	(214,950)
Trademarks and Customer lists	(578,903)	(228,701)
Other issues	(146,960)	(14,974)

Total deferred tax liabilities	(1,100,852)	(458,625)

Deferred income tax expense / (income)

Deferred tax liabilities, net	(730,867)	(75,853)
Reflected as deferred tax assets	—	81,331
Reflected as deferred tax liabilities	(730,867)	(157,184)

Deferred tax liabilities, net	(730,867)	(75,853)

Opening balance as of 1 January	(75,853)	—
Tax income/(expense) during the period recognised in profit or loss	(276,138)	54,733
Tax (expense) during the period recognised in equity	(3,932)	14,642
Deferred taxes acquired in business combinations	(341,361)	(180,471)
Other	(33,583)	35,243

Closing balance as of 31 December	(730,867)	(75,853)

Deferred tax assets and liabilities arising from temporary differences in the same tax jurisdiction where the Company has the legal right to offset have been appropriately netted.

The Group has tax losses in total of €10,197,686 (2008: €684,303) which arose mainly in Switzerland €7,222,459 (2008: €475,427), the United States €212,307 (2008: €88,206), Brazil €1,416,383 (2008: €74,531) and Germany €914,574 (2008: €46,139), that are available in general for 6 – 7 years to offset future taxable profits of the companies in which the losses arose. Deferred tax assets have not been recognised in respect of these losses as they may not be used to offset taxable profits elsewhere in the Group and they have arisen in subsidiaries that have been loss-making for some time.

At 31 December 2009 and 2008, there was no recognised deferred tax liability for taxes that would be payable on the unremitted earnings of certain of the Group’s subsidiaries. The Group has determined that undistributed profits of its subsidiaries will not be distributed in the foreseeable future.

9. Earnings per share

Basic earnings per share amounts are calculated by dividing net profit for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted earnings per share amounts are calculated by dividing the net profit attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares. The potential effect of dilution is caused by the issue of options to BH Capital Management AG as mentioned in Note 2.4.

The following reflects the income and share data used in the basic and diluted earnings per share computations:

	2009	2008 (restated)
Net profit / (loss) attributable to ordinary equity holders of the parent for basic earnings and adjusted for the effect of dilution	(8,495,800)	414,911

	2009	2008
Weighted average number of ordinary shares for basic earnings per share	28,489,248	18,107,589
Effect of dilution:
Share options	—	957,516

Weighted average number of ordinary shares adjusted for the effect of dilution	28,489,248	19,065,105

As at 31 December 2009, 1,191,939 share options were excluded from diluted earnings per share because their effect would have been anti-dilutive.

10. Property, plant and equipment

	Land and buildings		Plant and equipment		Total
	2009	2008 restated	2009	2008 restated	2009	2008 restated
At 01 January	11,646	—	1,565,488	—	1,577,134	—
Additions:
Increase due to acquisitions of subsidiaries	935,000	11,646	270,415	1,653,842	1,205,415	1,665,488
Purchase of the year	—	—	637,372	87,634	637,372	87,634
At 31 December	946,646	11,646	2,473,275	1,741,476	3,419,921	1,753,122
Depreciation and impairment:
Depreciation charge for the year	(41,564)	—	(527,482)	(175,988)	(569,046)	(175,988)
Reversal of impairment	—	—	132,751	—	132,751	—
At 31 December	(41,564)	—	(394,731)	(175,988)	(436,295)	(175,988)
Net book value:
At 31 December	905,082	11,646	2,078,544	1,565,488	2,983,626	1,577,134
At 1 January	11,646	—	1,565,488	—	1,577,134	—
Gross carrying amount:
At 31 December	946,646	11,646	2,649,263	1,741,476	3,595,909	1,753,122
At 1 January	11,646	—	1,741,476	—	1,753,122	—
Accumulated depreciation and impairment:
At 31 December	(41,564)	—	(570,719)	(175,988)	(612,283)	(175,988)
At 1 January	—	—	(175,988)	—	(175,988)	—

The increase of plant and equipment due to acquisitions of subsidiaries includes leased assets of €0 (2008: €1,070,172). None of the acquired assets are pledged. The total value of assets under finance lease is €777,334 (2008: 1,070,172).

The reversal of impairment of €132,751 (2008: €0) is due to a machine for the production of inlays in Germany. The machine was previously impaired because the ready to use status has not been reached. In 2009 the output has been increased to 50% of the maximum output. For this reason Group management decided to reverse the impairment up to 50% of the fair value less cost to sell. The fair value less cost to sell is an estimation based on the book value of comparable machines with the same characteristics and same useful life within the same entity.

11. Intangible assets

The presentation of intangible assets is shown below. As discussed in note 2.4, comparative amounts for 2008 have been restated as the purchase price allocation was provisional for the annual report 2008 and other corrections have been made. The purchase price allocation has been finalised in 2009 and the new amounts are stated below. For further details see Note 5.

	Patents and Licenses	Development Costs	Customer Lists	Trademarks and brands	Goodwill	Total
At 1 January 2008	—	—	—	—	—	—
Acquisition of subsidiaries (restated) (Note 5)	137,997	32,118	746,688	191,107	5,713,669	6,821,579
Purchase for the year		29,063	—	—	—	29,063
Reductions for the year	(118,960)		—	—	—	(118,960)
Amortisation/Depreciation	(5,189)		(50,364)	—	—	(55,553)

At 31 December 2008 (restated)	13,848	61,181	696,324	191,107	5,713,669	6,676,129

Acquisition of subsidiaries	26,286	—	854,890	765,284	297,404	1,943,864
Purchase for the year	247,250	—	—	—	—	247,250
Additions – internal development	—	133,891	—	—	—	133,891
Reductions for the year	—	—	—	—	—	—
Earn-out	—	—	—	—	100,000	100,000
Amortisation/Depreciation	(7,435)	—	(246,654)	—	—	(254,089)

At 31 December 2009	279,949	195,072	1,304,560	956,391	6,111,073	8,847,045

Amortisation and impairment:
At 31 December 2009	(12,624)	—	(297,018)	—	—	(309,642)
At 31 December 2008 (restated)	(5,189)	—	(50,364)	—	—	(55,553)
At 1 January 2008	—	—	—	—	—	—

Net book value:
At 31 December 2009	279,949	195,072	1,304,560	956,391	6,111,073	8,847,045
At 31 December 2008 (restated)	13,848	61,181	696,324	191,107	5,713,669	6,676,129
At 1 January 2008	—	—	—	—	—	—

Gross carrying amount

At 31 December 2009	292,573	195,072	1,601,578	956,391	6,111,073	9,156,687

At 31 December 2008 (restated)	19,037	61,181	746,688	191,107	5,713,669	6,731,682
At 1 January 2008	—	—	—	—	—	—

The aggregate amount of research and development expenditure recognised as an expense during the year amounts to €719,062 (2008: €179,115).

Acquisitions during the year

Patents and licences acquired through business combinations have been granted for a minimum of 10 years by the relevant government agency.

Customer lists arising from acquisitions made during 2009 been valued at €854,890. The total value of customer lists at the balance sheet date is €1,304,560 (2008: €696,324)

The Group capitalised development costs, which have a finite useful life of five to ten years and are tested for impairment annually or whenever there is an indication that the asset may be impaired (Note 2.4 and 5). At the balance sheet date there was no evidence of impairment.

The Goodwill of €6,111,073 (2008: €5,713,669) is principally related to synergies and other intangible assets not qualifying for separate recognition. Such synergies result principally from production and sale of RFID components and collaborative research and development (Note 5).

12. Financial assets and financial liabilities

The Group distinguishes financial instruments in different classes, as follows:

•	Non-current loans and receivables

•	Financial assets designated as at fair value through profit or loss

•	Trade and other receivables

•	Non-current other financial liabilities

•	Trade and other payables

•	Interest-bearing loans and borrowings

•	Other current financial liabilities

Financial assets

For evaluation purposes the Group uses the following categories of financial instruments:

•	Loans and receivables

•	Financial assets designated as at fair value through profit or loss

	2009	2008 (restated)
Loans and receivables (including loan to related party of €0 (2008: €382,547))	—	767,671
Financial assets designated as at fair value through profit or loss	2,712,412	2,637,801

Total non-current other financial assets	2,712,412	3,405,472

Trade and other receivables (including interest receivable from related party of €18,934 (2008: €0) (see Note 15)	2,125,323	1,929,889

Total current financial assets	2,125,323	1,929,889

Total financial assets	4,837,735	5,335,361

Trade and other receivables include an interest receivable from related party of €18,934 that results from a loan that was redeemed in full (2008: €382,547) by BH Capital Management AG as mentioned in Note 21.

The financial assets designated as fair value through profit or loss consists of shares of quoted companies. The Group has designated these shares as financial instruments at fair value through profit or loss because the assets are managed by the Group’s key management personnel using the fair value. The shares are evaluated on a fair value basis, in accordance with the Group’s risk management. The valuation is based on quoted share price in active markets according to Bluehills investment manual.

Financial liabilities

	2009	2008 (restated)
Obligations under finance lease contracts	635,239	1,112,923
Interest-bearing loans and borrowings	718,946	—
Non-current other liabilities	171,380	—

Total non-current financial liabilities	1,525,565	1,112,923

Trade and other payables (see Note 20)	2,194,573	1,248,970
Other liabilities (see Note 19)	900,832	658,405
Interest-bearing loans and borrowings	382,166	299,172
Other current financial liabilities	1,317,132	1,639,781

Total current financial liabilities	4,794,703	3,846,328

Total liabilities at amortised cost	6,320,268	4,959,251

Non-current financial liabilities held at amortised cost of €635,239 (2008: €1,112,923) relate to liabilities caused by leasing contracts classified as financial leases.

Other current financial liabilities consist primarily of amounts from outstanding payments due to acquisitions.

Interest-bearing loans and borrowings

	Effective interest rate	Maturity	2009	2008
Current
Other loans:
Bank loan	6%	Revolving credit line	382,166	—
Related parties	0%	On demand	—	699,172

Total			382,166	699,172

Non-current
Obligations under finance leases	0-21%	2009-2012	635,239	1,112,923
Mortgage loan	5.5%	2026	718,946	—

Total			1,354,185	1,112,923

The mortgage loan is secured by the land and building to which it relates. The book value of the land and building is €895,299 (2008: €0).

Fair values

Set out below is a comparison by class of the carrying amounts and fair value of the Group’s financial instruments that are carried in the financial statements.

	Carrying amount		Fair value
	2009	2008 (restated)	2009	2008 (restated)
Financial assets
Cash and short-term deposits	2,981,540	7,725,298	2,981,540	7,725,298
Non-current loans and receivables	—	767,671	—	767,671
Financial assets designated as at fair value through profit or loss	2,712,412	2,637,801	2,712,412	2,637,801
Trade and other receivables	2,125,323	1,929,889	2,125,323	1,929,889
Financial liabilities
Leasing liabilities	635,239	1,112,923	635,239	1,112,923
Trade and other payables	2,194,573	1,469,465	2,194,573	1,469,465
Other liabilities (see Note 19)	900,832	658,405	900,832	658,405
Interest-bearing loans and borrowings	1,101,112	299,172	1,101,112	299,172
Other current financial liabilities	1,317,132	1,639,781	1,317,132	1,639,781
Other non-current financial liabilities	171,380	—	171,380	—

Net gain or loss on financial assets at fair value through profit or loss (Note 7.2):

	2009	2008 (restated)
Gain / (loss) on financial assets at fair value through profit or loss	(30,253)	850,450

Net (loss) gain	(30,253)	850,450

The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair values:

•	Cash and short-term deposits, trade receivables, trade payables, and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

•

Long-term borrowings are evaluated by the Company based on parameters such as interest rates, specific country risk factors, individual creditworthiness of the customer and the risk characteristics of the financed project. Based on this evaluation, allowances are taken to account for the expected losses of these receivables. As at 31 December 2009, the carrying amounts of such receivables, net of allowances, are not materially different from their calculated fair values.

•	Fair value of available-for-sale financial assets are derived from quoted market prices in active markets, if available.

Fair value hierarchy

The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities

•	Level 2: other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly

•	Level 3: techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

As at 31 December 2009, financial assets held at fair value through profit or loss represents investments in quoted securities and are categorised as Level 1.

13. Impairment testing of goodwill and intangibles with indefinite lives

Goodwill acquired through business combinations and other intangibles with indefinite lives have been allocated to six cash generating units for impairment testing as follows:

	Goodwill	Other intangibles with indefinite lives	Total
	2009	2009	2009
Arygon Germany	1,543,099	—	1,543,099
Multicard Switzerland/Germany	1,026,669	—	1,026,669
Tagstar Germany	3,268,307	191,107	3,459,414
Syscan Canada	133,706	—	133,706
Multicard Australia	139,293	—	139,293
Multicard Netherlands	—	765,284	765,284

Total	6,111,074	956,391	7,067,465

Cash generating units

The Group performs its annual impairment test as at 31 December. The overall economic decline around the world has also affected the RFID industry, but to a lesser extent than other industries.

The recoverable amount of the cash-generating units have been determined based on a value-in-use calculation using cash flow projections from financial budgets approved by senior management covering a three-year period. The pre-tax discount rate applied to cash flow projections varies by cash generating unit and is disclosed below. The terminal growth rate is estimated at 3.5% for all cash generating units to extrapolate cashflows beyond the three-year period.

Arygon

The pre-tax discount rate applied to the cash flow projections is 12.8%. With the completed development of two new ranges of readers in 2009, Arygon are now able to offer three ranges of readers. Management expects that the business will now start to obtain the benefits from the work completed since acquisition in December 2008. As a result of this analysis, management did not identify an impairment for this cash generating unit to which goodwill of €1,543,099 is allocated.

Multicard Switzerland / Germany

The pre-tax discount rate applied to the cash flow projections is 16.1%. System integrators in Germany completed their first project for multi-application cards in 2009, with several leads established for projects in 2010. A regular knowledge transfer between Germany and Switzerland has been established. In addition, a cost cutting and rationalisation plan in Switzerland has been realised, to improve efficiency on operational level. Management expects that the business will further benefit from the work completed in the 18 month since acquisition in June 2008. As a result of this analysis, management did not identify an impairment for this cash generating unit to which goodwill of €1,026,669 is allocated.

Tagstar

The pre-tax discount rate applied to the cash flow projections of Tagstar is 14.9%. Several growth initiatives were launched in 2009, such as the sales initiatives in the US, and the re-launch of production for ticketing and transportation applications, which is supported by the purchase of a new high volume machine at the end of 2009. Management expects that the business will benefit from the work completed in the 18 month since acquisition in June 2008. As a result of this analysis, management did not identify an impairment for this cash generating unit to which goodwill of €3,268,307 is allocated.

Syscan ID

The pre-tax discount rate applied to the cash flow projections is 22.5%. 2009 was the start-up year for Syscan ID, with several distribution contracts established in Canada and the US. Development work was completed for a major upgrade of the Livetrack Manager Software and Livetrack Reader firmware for improved functionality. At the end of 2009, a sales initiative in the UK had just started for further expansion. Management expects that the business will now start to realise the benefits from this work completed since the acquisition date. As a result of this analysis, management did not identify an impairment for this cash generating unit to which goodwill of €133,706 is allocated.

Multicard Australia

The pre-tax discount rate applied to the cash flow projections is 17.6%. Since acquisition in January 2009, Multicard Australia has had a regular knowledge transfer with Multicard Switzerland, Germany and Netherlands. Several new projects have been launched based on increased knowhow and support from the other Multicard companies, enabling Multicard Australia to serve a far larger customer base than before. Management expects that the business will further benefit from the work completed since acquisition in January 2009. As a result of the analysis, management did not identify an impairment for this cash generating unit to which goodwill of €139,293 is allocated.

Key assumptions used in value-in-use calculations

The calculation of value-in-use for all CGU.’s are most sensitive to the following assumptions:

•	Sales growth

•	Gross margin;

•	Discount rates:

•	Growth rate used to extrapolate cash flows beyond the budget period.

Sales growth – The RFID industry, despite of the economic downturn in the last two years, still is rapidly growing, offering various opportunities to its players to expand their business. To meet the growth targets of the Group, several sales initiatives have been launched in 2009, and the basis was set to double the sales team by the end of the following year. Sales channels were established in the US and Brazil, which are among the largest RFID markets, Brazil particularly for animal ID.

Gross margins – Gross margins are based on average values achieved by peer companies in the RFID industry, and what was achieved by the Company in the last year of business. These are increased where appropriate over the budget period for anticipated efficiency improvements and benefits from development work completed in 2009. Margins in general are expected to remain fairly stable over the next years, based on the efficiency improvements and sourcing initiatives for raw materials for all Group companies.

Discount rates – Discount rates reflect the current market assessment of the risks specific to each cash generating unit. The discount rate was estimated based on the average percentage of a weighted average cost of capital for the industry. This rate was further adjusted to reflect the market assessment of any risks specific to the cash generating unit for which future estimates of cash-flows have not been adjusted.

Growth rate estimates – Rates are based on published industry research. The terminal growth rate has been estimated at 3.5% for all cash generating units. This rate exceeds by 1.5% the average long-term economic growth rate of the geographical areas where the Group operates. The adjustment reflects the fact that the RFID industry growth rate after the detailed planning period is expected to be significantly above the long term average economic growth rate for several years.

Sensitivity to changes in assumptions

As noted above, the value in use calculation is based on cash flow projections from financial budgets approved by senior management covering a three-year period. Although not deemed reasonably possible, if the growth rate assumption per those financial budgets are not met, an impairment may result.

For the Tagstar unit, several adverse changes in key assumptions could result in an impairment of Goodwill. The implications of the key assumptions for the recoverable amount are discussed below:

Growth rate assumptions – Management recognises that the speed of technological change and the possibility of new entrants can have a significant impact on growth rate assumptions. The effect of new entrants is not expected to have an adverse impact on the forecasts included in the budget, but could yield a possible alternative to the estimated long-term growth rate. With a reduction of more than 3.5% of the long-term growth rate, i.e. setting long term growth to zero, and at the same time an increase of the pretax discount rate from 14.9% to more than 17%, an impairment may result.

For all other CGU’s, management believes that no reasonably possible change in any of the above key assumptions would cause the carrying value of the unit to materially exceed its recoverable amount.

14. Inventories

	2009	2008 (restated)
Raw materials (at cost)	569,489	522,269
Work in progress (at cost)	14,955	16,456
Finished goods (at cost or net realisable value)	447,626	861,528
Prepayments	—	81,210

Total inventories at the lower of cost and net realisable value	1,032,070	1,481,463

The amount of write-down of inventories recognised as an expense is €544,402 (2008: €0).

15. Trade and other receivables (current)

	2009	2008 (restated)
Trade receivables	2,036,910	1,915,336
Other receivables	69,479	3,468
Receivables from other related parties	18,934	11,085
Receivables from tax authorities	178,300	—
Receivables to employees	10,663	—
Prepayments	39,086	—

Total	2,353,372	1,929,889

Trade receivables are non-interest bearing and are generally on 30-90 day terms.

As at 31 December 2009, trade receivables at initial value of €114,403 (2008: €160,992) were impaired and fully provided for. See below for the movements in the provision for impairment of receivables.

The 2008 trade receivables reflected above includes an adjustment to net VAT receivables with VAT payables where these amounts relate to the same jurisdiction and have the legal right of offset. See note 2.3 for further information.

	Individually impaired	Collectively impaired	Total
At 1 January 2008	—	—	—
Charge for the year	160,992	—	160,992
At 31 December 2008 (restated)	160,992	—	160,992
Unused amounts reversed	(46,589)	—	(46,589)
At 31 December 2009	114,403	—	114,403

At 31 December 2009, the ageing analysis of trade receivables is as follows:

		Neither past due nor impaired	Past due but not impaired
	Total		<30 days	30-60 days	60-90 days	90-120 days	>120 days
2009	2,036,910	1,237,905	409,365	123,042	35,055	66,850	164,693
2008	1,915,336	979,365	734,036	72,392	36,058	15,181	78,304

16. Cash and short-term deposits

	2009	2008 restated
Cash at banks and on hand	2,981,540	7,725,298

Total	2,981,540	7,725,298

Cash at banks earn interest at floating rates based on daily bank deposit rates.

17. Issued capital and reserves

Authorised shares

	2009	2008
Ordinary share of CHF 1 each	32,023,797	26,712,297

Total	32,023,797	26,712,297

During the year, the authorised share capital was increased by €3,456,176 (2008: €10,056,231) by the creation of 5,311,500 (2008: 16,162,297) ordinary shares of CHF 1 each.

Ordinary shares issued and fully paid1

	Number of shares	EUR
At 31 December 2007	10,550,000	6,362,755
Capital increase Date
Issued on 04 March 2008	7,100,000	4,379,990
Issued on 09 July 2008	1,550,000	952,165
Issued on 28 July 2008	4,400,000	2,741,651
Issued on 13 August 2008	1,665,000	1,022,144
Issued on 17 December 2008	1,447,297	960,281

At 31 December 2008	26,712,297	16,418,986

Issued on 06 February 2009	1,053,500	700,367
Issued on 09 September 2009	4,258,000	2,755,809

At 31 December 2009	32,023,797	19,875,162

Share Premium

EUR
At 31 December 2007	272,393
Expenses recognised directly in equity	(517,002)

Deferred taxes on expenses recognised directly in equity	33,806
Issue of new shares (restated)	952,165
Share-based payment	450,990

At 31 December 2008 (restated)	1,192,352

Expenses recognised directly in equity	(13,846)
Issue of new shares	85,443
Share-based payment	536,005

At 31 December 2009	1,799,954

[1]	€4.939.191 of the issued capital in 2008 has been paid in cash.

Accumulated losses and profit/loss for the year

	2009	2008 restated
At 01 January	(238,411)	(653,322)
Profit / (loss) for the year	(8,495,800)	414,911

At 31 December	(8,734,211)	(238,411)

18. Provisions

	Maintenance warranties	Provisions for restructuring and other provisions
At 31 December 2008	180,220	83,075
Additions	—	178,367
Reductions	(130,564)	—
At 31 December 2009	49,656	261,442
Current 2009	49,656	261,442
Non-current 2009	—	—

Total provisions	311,098

Maintenance warranties

A provision is recognised for expected warranty claims on products sold during the last two years, based on past experience of the level of repairs and returns. It is expected that most of these costs will be incurred in the next financial year and all will have been incurred within two years of the balance sheet date. Assumptions used to calculate the provision for warranties were based on current sales levels and current information available about returns based on the two-year warranty period for all products sold.

Provisions for restructuring and other provisions

Provisions for restructuring of €261,439 (2008: €83,075) are mainly booked for the change in the Company structure that occurred in 2009 and are required in the context of the acquisition and the merger with SCM Microsystems.

18.1 Pensions

The Group has two defined benefit pension plans with a third party insurance company. Both plans are for companies located in Switzerland and require contributions to be made to separately administered funds.

The following tables summarise the components of net benefit expense recognised in the income statement and the funded status and amounts recognised in the statement of financial position for the respective plans:

Net benefit expense	2009	2008
Current service cost	76,214	13,715
Interest cost on benefit obligation	43,075	23,642
Expected return on plan assets	(48,679)	(19,009)

Net benefit expense	70,611	18,347

Actual return on plan assets	45,772	24,263

Benefit asset/(liability)	2009	2008
Defined benefit obligation	1,442,393	1,586,660
Fair value of plan assets	1,302,787	1,406,809

Benefit liability	139,606	179,851

Actuarial gains / (losses) recognised in other comprehensive income	19,921	(88,744)

Cumulative actuarial gains / (losses) recognised in other comprehensive income	(68,823)	(88,744)

Deferred tax income	10,710	14,642

Comprehensive income after deferred taxes	(58,113)	(74,102)

Changes in the present value of the defined benefit obligation are as follows:

	2009	2008
Defined benefit obligation at 1 January	1,586,660	—
Interest cost	43,075	23,642
Current service cost	76,214	13,715
Employee contributions	46,352	19,743
Benefits paid	(277,989)	17,987
Actuarial losses/(gains) on obligation	24,233	92,590
Business combinations	—	1,332,109
Currency translation effect	(7,686)	86,875

Defined benefit obligation at 31 December	1,442,393	1,586,660

Changes in the fair value of plan assets are as follows:

	2009	2008
Fair value of plan assets at 1 January	1,406,809	—
Expected return	48,679	19,009
Contributions by employer	97,603	18,799
Employee contribution	46,352	19,743
Benefits paid	(277,989)	17,987
Business combinations	—	1,239,016
Actuarial gains / (losses)	(4,312)	3,846
Currency translation effect	(14,355)	88,409

Fair value of plan assets at 31 December	1,302,787	1,406,809

The Group expects to contribute €53,262 to its defined benefit pension plans in 2010.

The major categories of plan assets as a percentage of the fair value of total plan assets are as follows:
	2009	2008
	%	%
Equities securities	0	0
Debt securities	0	0
Real estate	0	0
Surrender value of insurance policy	100	100

The principal assumptions used in determining pension and post-employment benefit obligations for the Groups plans are shown below:
	2009	2008
	%	%
Discount rate:	3.00	3.00
Expected rate of return on assets:	3.00	3.00
Future salary increases:	1.50	1.50

	2009	2008
Defined benefit obligation	1,442,393	1,586,660
Plan assets	(1,302,787)	(1,406,809)

(Deficit)/surplus	139,606	179,851

Experience adjustments on plan liabilities	13,092	6,494
Experience adjustments on plan assets	(4,312)	3,846

19. Other assets and other liabilities

	Other assets		Other liabilities
	2009	2008 (restated)	2009	2008 (restated)
At 1 January	161,129	—	658,405	62,803
Additions	—	161,129	244,749	595,602
Reductions	(61,504)	—	(2,321)	—
At 31 December	99,625	161,129	900,832	658,405
Current	99,625	161,129	900,832	658,405

Total	99,625	161,129	900,832	658,405

The other liabilities of €900,832 (2008: €658,405) mainly consist of accrued liabilities incurred in relation to business combinations advisory and legal fees of €516,454. The remainder relates primarily to certain taxes due.

Amounts in other liabilities have been reclassified from the prior year as they were previously shown as deferred revenue. See Note 2.3 for more information.

20. Trade and other payables (current)

	2009	2008 (restated)
Trade and other payables	2,591,462	1,469,465
Trade liabilities	2,179,746	1,152,556
Liabilities for social expenses	293,643	137,087
Received payments	103,246	83,408
Interest and other liabilities	14,827	96,414
Interest-bearing loans and borrowings	382,166	299,172
Other current financial liabilities	1,317,132	1,639,781

Total current financial liabilities	4,290,760	3,408,418

Characteristics of the above mentioned financial liabilities:

•	Trade payables are non-interest bearing and are normally settled on 60-day term.

•	Received prepayments are non-interest bearing and have an average term of six months.

•	Interest payable is normally settled quarterly throughout the financial year.

•	For terms and conditions relating to related parties, refer to next paragraph.

•	Other current financial liabilities consist primarily of amounts from outstanding payments due to acquisitions.

The 2008 trade payables reflected above includes an adjustment to net VAT receivables with VAT payables where these amounts relate to the same jurisdiction and have the legal right of offset. See Note 2.3 for further information.

21. Related party disclosures

The financial statements include the financial statements of Bluehill ID AG and the subsidiaries listed in the following table:

		% equity interest
Name	Country of Incorporation	2009	2008
Multicard AG	Switzerland	100	100
Multicard GmbH	Germany	100	100
Tagstar GmbH	Germany	100	100
ExypnoTech GmbH	Germany	100	100
ACiG Technolgy Ltda.	Brazil	100	100
ACiG US	USA	100	100
ACiG AG	Germany	100	100
Arygon AG	Germany	91	91
Scolis Ltd.	Singapore	100	100
Scolis	India	100	100
Bluehill Microtech GmbH	Germany	100	100
4446691 Canada Inc. (renamed Syscan ID)	Canada	100	100
Fastcards Pty Ltd (renamed Multicard Australia)	Australia	100	—
Yoonison B.V (renamed Multicard Netherlands)	Netherlands	100	—
Bluehill ID Service AG	Switzerland	100	—

The following table provides the total amount of transactions that have been entered into with related parties for the relevant financial year:

		Amounts owed by related parties	Amounts owed to related parties
Entity with significant influence over the Group:
Mountain Partners AG	2009	—	—
	2008	—	699,172

		Interest received	Amounts owed by related parties
Loans from/to related party
BH Capital Management AG	2009	—	—
	2008	24,192	382,547
Mountain Partners AG	2009	—	—
	2008	9,736	—
Share-based payments to related party
BH Capital Management AG	2009	536,005
	2008	450,990
Service fees to related party
BH Capital Management AG	2009	3,663,700
	2008	683,696

Entities with significant influence over the Group

Mountain Partners AG

Mountain Partners AG owns 27.4% (2008: 25.3%) of the ordinary shares in Bluehill ID AG.

BH Capital Management AG

BH Capital Management AG owns 13.5% (31 December 2008: 0.4%) of the ordinary shares in Bluehill ID AG.

Terms and conditions of transactions with related parties

Outstanding balances at year end 2009 are unsecured, interest free and settlement is expected to occur in cash. There have been no guarantees provided or received for any related party receivables or payables. For the year ended 31 December 2009, the Group has not recorded any impairment of receivables relating to amounts owed by related parties (2008: €0). This assessment is undertaken each financial year through examining the financial position of the related party and the market in which the related party operates.

22. Commitments and contingencies

Finance lease

The Group has finance leases for various items of cars, plant and machinery. These leases have terms of renewal and partly purchase options but no escalation clause. Renewals are at the option of the specific entity that holds the lease. Future minimum lease payments under finance leases with the present value of the net minimum lease payments are as follows:

	2009 Minimum payments	2009 Present value of payments	2008 Minimum payments	2008 Present value of payments
Within one year	377,352	350,412	569,759	521,280
After one year but not more than five years	293,568	284,827	657,141	591,643

Total minimum lease payments	670,920		1,226,900

Less amounts representing finance charges	35,682		113,977
Present value of minimum lease payments	635,239	635,239	1,112,923	1,112,923

Operating leases

Bluehill ID has entered into commercial leases for cars. These leases have an average life of three to four years with no renewal option included in the contracts. The leases were mainly part of an acquisition in 2009 or newly signed in 2009 and therefore comparatives are not available.

Future minimum payments under non-cancellable operating leases as at 31 December 2009 are as follows:

	2009	2008
Within one year	64,638	—
After one year but not more than five years	62,237	—

Total	126,875	—

23. Financial risk management objectives and policies

The Group’s principal financial liabilities comprise loans and borrowings, trade and other payables. The main purpose of these financial liabilities is to finance the Group’s operations. The Group has loans, trade and other receivables, and cash and short-term deposits that arrive directly from its operations. The Group also holds quoted financial assets designated as at fair value through profit or loss. The Group manages the risk and performance of these financial assets by monitoring the fair value.

The Group is exposed to market risk, credit risk, currency risk and liquidity risk. Senior management oversees the management of these risks. The Group’s financial risk-taking activities are governed by appropriate policies and procedures and are measured and managed in accordance with these policies. It is the Group’s policy that no trading in derivatives for speculative purposes shall be undertaken. The Board of Directors reviews and agrees policies for managing each of these risks which are summarised below.

Market risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market prices comprise three types of risk: interest rate risk, currency risk and other price risk, such as equity risk. Financial instruments affected by market risk include loans and borrowings, deposits and financial instruments at fair value through profit or loss.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Changes in interest rates have only an immaterial impact on the Company’s profit and equity.

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Group’s operating activities (when revenue or expense are denominated in a different currency from the Group’s functional currency) and the Group’s net investments in foreign subsidiaries.

The Group has not hedged its foreign currency risk in 2009, but may manage its foreign currency risk by hedging significant transactions that are expected to occur within a maximum 24 month period. It is the Group’s policy to negotiate the terms of the hedge derivatives to match the terms of the hedged item to maximise hedge effectiveness.

The following table demonstrates the sensitivity to a reasonably possible change in the US-Dollar (US$), Canadian Dollar (CAD), Australian Dollar (AUD), Brazil Real (Real $) and Swiss Francs (CHF) exchange rate, with all other variables held constant, of the Group’s profit before tax (due to changes in the fair value of monetary assets and liabilities) and the Group’s equity.

	Change in US$ rate	Effect on profit before tax	Effect on equity
2009	+15%	16,260	—
	-15%	(16,260)	—
2008	+15%	5,389	—
	-15%	(5,389)	—

	Change in CAD rate	Effect on profit before tax	Effect on equity
2009	+15%	6,786	—
	-15%	(6,786)	—
2008	+15%	40,931	—
	-15%	(40,931)	—

	Change in AUD rate	Effect on profit before tax	Effect on equity
2009	+20%	12,912	—
	-20%	(12,912)	—
2008	+20%	2,734	—
	-20%	(2,734)	—

	Change in Real $ rate	Effect on profit before tax	Effect on equity
2009	+15%	25,214	—
	-15%	(25,214)	—
2008	+15%	9,759	—
	-15%	(9,759)	—

	Change in CHF rate	Effect on profit before tax	Effect on equity
2009	+10%	27,153	—
	-10%	(27,153)	—
2008	+10%	43,338	—
	-10%	(43,338)	—

Equity price risk

The Group’s listed equity securities are susceptible to market price risk arising from uncertainties about future values of the investment securities. The Group’s Board of Directors reviews and approves all equity investment decisions.

Financial Instruments	Valuation at 31 December	Increase of 50% in the value of the listed equity instrument	Effect of the increase	Decrease of 50% in the value of the listed equity instrument	Effect of the decrease
2008
Listed equity instruments	2,637,801	3,956,702	1,318,901	1,318,901	(1,318,901)

Effects on earnings before taxes			1,318,901		(1,318,901)

2009
Listed equity instruments	2,712,411	4,068,617	1,356,206	1,356,206	(1,356,206)
Effects on earnings before taxes			1,356,206		(1,356,206)

At the balance sheet date, the exposure to unlisted equity securities at fair value was €0 (2008: €0). At the balance sheet date, the exposure to listed equity securities at fair value was €2,712,412 (2008: €2,637,801).

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily for trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Credit risks related to receivables: Customer credit risk is managed by each business unit subject to the Group’s established policy, procedures and control relating to customer credit risk management. Outstanding customer receivables are regularly monitored. The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial assets. The Group does not hold collateral as security.

Credit risk related to financial instruments and cash deposits: credit risk from balances with banks and financial institutions is monitored by the Group. The maximum exposure to credit risk for the components of the balance sheet at 31 December 2009 and 2008 is the carrying amounts of these instruments.

Liquidity risk

The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of bank overdrafts, bank loans, and finance leases. The table below summarises the maturity profile of the Group’s financial liabilities at 31 December 2009 based on contractual undiscounted payments. The maturity of the financial liabilities for financial lease obligations is disclosed in Note 22.

Year ended 31 December 2009	Less than 1 month	1 to 3 month	3 to 12 months	1 to 5 years	> 5 years	Total
Interest-bearing loans and borrowings			382,166		718,946	1,101,112
Interest on long-term loan			39,542			39,542
Other current financial liabilities			1,317,132			1,317,132
Trade and other payables		2,194,573				2,194,573
Obligations under finance lease contracts				635,239		635,239
Other financial liabilities				171,380		171,380
Other liabilities		900,832				900,832

Total	—	3,095,405	1,738,840	806,619	718,946	6,359,810

Year ended 31 December 2008 (restated)	Less than 1 month	1 to 3 month	3 to 12 months	1 to 5 years	> 5 years	Total
Interest-bearing loans and borrowings	299,172					299,172
Obligations under finance lease contracts				1,112,923		1,112,923
Other current financial liabilities			1,239,781	400,000		1,639,781
Trade and other payables		1,248,970				1,248,970
Other liabilities		658,405				658,405

Total	299,172	1,907,375	1,239,781	1,512,923	—	4,959,251

Capital management

The primary objective of the Group’s capital management is to ensure that it maintains healthy capital ratios in order to support its business and maximise shareholder value.

The Group uses a defined gearing ratio to manage the structure of the capital. The gearing ratio is the ratio of financial liabilities and equity. In accordance with the Company’s internal agreement the gearing ratio may not exceed 50%. The financial liabilities include bank overdrafts, leasing liabilities and interest-bearing borrowings. The equity is the consolidated equity as shown in Note 17. The Group has reached this objective in 2008 and 2009 and will continue to manage on this basis.

The Group manages its capital structure and makes adjustments to it, in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. No changes were made to the objectives, policies or processes during the two years ended 31 December 2009.

24. Share-based payment transactions

3,914,790 call options for 3,914,790 shares of Bluehill ID AG are currently issued to service providers as compensation. 1,243,560 call options were issued in the current period (2008: 1,616,230). The strike price of all issued call options is 1 CHF per option. The period of exercising is five years – starting from the date of issue. An early exercise of the option is possible anytime (American Options). To attend its option duties (not only for the described options), Bluehill ID AG performed a conditional capital increase. As at 31 December 2009 no options have been exercised. The average value per option is €0.32 (2008: €0.28).

Because the fair value of the received services cannot be reliably determined, the fair value of the granted equity instrument is used as a reference. The options are not directly tied to the length of service so the received services are entered at full value with an according change in equity. The fair value of the granted stock options at the time of provision is determined by using a binominal model according to Cox-Ross-Rubinstein.

Following parameters were used for calculating the value of the call options.

	2009	2008
Period of exercising	5 years	5 years
Volatility	54.57%	48.11%
Strike price per option	CHF 1	CHF 1
Value of the underlying	CHF 1	CHF 1
Risk-free interest rate	2.87%	2.745%

25. Events after the balance sheet date

25.1 Business Combination between SCM Microsystems Inc. and Bluehill ID AG

With effective date of January 4, 2010, the business combination between SCM Microsystems Inc., a leading provider of solutions for secure access, secure identity and secure exchange and Bluehill ID AG had closed. Under the terms of the Business Combination Agreement, SCM made an offer to the Bluehill ID shareholders to acquire all of the Bluehill ID shares and issued 0.52 new shares of SCM’s common stock for every one share of Bluehill ID tendered. Approximately 92% of Bluehill ID shares outstanding were tendered in the offer and were exchanged for approximately 15,299,979 new shares of SCM common stock. The business combination is effective as at 4 January 2010.

In accordance with the terms of the Business Combination Agreement, a new corporate identity has been developed for the combined company that is designed to reflect its core activities in security and identification technology. Beginning January 4, 2010 the company has started doing business under the name “Identive Group”.

25.2 Change of underlying of issued options

On January 4, 2010, due to the closing of the merger of Bluehill ID AG and SCM Microsystems Ltd., the underlying instrument of the share based payments was changed from Bluehill ID shares to shares of SCM Microsystems.

25.3 Delisting

Bluehill ID is planning to delist from the Open Market on the Frankfurt Stock Exchange after a four week period at the end of February 2010. 92% of all shareholders of Bluehill ID accepted the voluntary public exchange offer from SCM Microsystems, which resulted in Bluehill ID becoming a majority owned subsidiary of newly formed Identive Group.